                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No 333-46930

                             PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED MAY 17, 2001)

           PEGS(SM)

        UBS AG $4,976,000 LINKED TO THE UBS PEG 20 INDEX DUE JUNE 20, 2007

           Issuer:                        UBS AG
           Linked Index:                  The return on PEGS is linked to the performance of the UBS
                                          PEG 20 Index ("Index").
                                          -  The Index will be composed of 20 large U.S. companies
                                          that are selected primarily on the basis of their price
                                             earnings to growth ratio ("PEG ratio").
                                          -  The companies with the lowest PEG ratios are included in the Index, subject to diversification rules.
                                          -  The Index will be rebalanced effective on the first
                                          business day of March, June, September and December (each, a
                                             "rebalance date").
                                          -  The Index will be calculated by our affiliate, UBS
                                          Warburg LLC.
           Coupon:                        We will not pay you interest during the term of PEGS.
           Dividends:                     Dividends paid on stocks in the Index will be included in
                                          the Index.
           Maturity Date:                 June 20, 2007
           Starting Index Level:          Set at 100 on June 10, 2002.
           Final Index Level:             The closing level of the Index on the determination date.
           Index Return:                  Final Index Level / Starting Index Level
           Payment at Maturity per
             PEGS:                        (Index Return X $985) - the cumulative effect of the 1.5%
                                          annual fee

                                          $985 represents $1,000 principal amount of PEGS less 1.5% of the underwriting discount. The remaining .5% of the
                                          underwriting discount will be paid to the underwriters by an affiliate of UBS AG.
           Listing:                       PEGS are not listed on any U.S. securities exchange or
                                          quotation system.
           Booking Branch:                UBS AG, Jersey Branch

        YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR PEGS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4 FOR RISKS RELATED TO AN INVESTMENT IN PEGS.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        PEGS are not deposit liabilities of UBS AG and are not FDIC insured.

                                                               Underwriting    Proceeds to
                                            Price to Public     Discount*        UBS AG
           Per PEGS                             100%             2.0%            98.5%
           Total                              $4,976,000        $99,520        $4,901,360

        UBS WARBURG            UBS PAINEWEBBER INC.
        -----------------------
        * .5% of the underwriting discount will be paid to the underwriters by an affiliate of UBS AG. For a description of this payment, see "Supplemental Plan of
          Distribution" on page S-29. A portion of the 1.5% annual fee may be used to reimburse the affiliate of UBS AG.

        Prospectus Supplement dated June 10, 2002                 [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of the terms of PEGS, as well as a discussion of factors you should consider before purchasing PEGS. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE FEATURES OF PEGS?

+  PEGS are equity linked notes issued by UBS.

+ PEGS are designed to track the performance of the UBS PEG 20 Index (the "Index"), which is an index composed of shares of 20 large U.S. companies, selected as described below.

+ The amount we will pay you at maturity on your PEGS is linked to the performance of the Index. You will receive a cash payment at maturity per PEGS which is calculated as follows:

      final Index level
(    --------------------   X   $985  )
     starting Index level                  - the cumulative effect of the 1.5% annual fee

     $985 represents $1,000 principal amount of PEGS less 1.5% of the underwriting discount. The remaining .5% of the underwriting discount will be paid to the underwriters by an affiliate of UBS. A portion of the annual fee may be used to reimburse the affiliate of UBS.

+ The value of your PEGS at any time will reflect the daily reduction of a pro rata portion of the 1.5% annual fee.

+  We will not pay you interest during the term of PEGS.

+  PEGS are not listed on any U.S. securities exchange or quotation system.

WHAT ARE THE FEATURES OF THE INDEX?

+ The Index generally will be composed at any time of 20 large U.S. companies that are selected primarily according to their PEG ratio ("Index Companies").

+ The PEG ratio relates the price earnings ratio of a company to its expected long-term earnings growth as set forth on page S-10.

+ The stocks of the Index Companies selected for inclusion in the Index from time to time are referred to in this prospectus supplement as "Index Stocks." The Index Stocks selected for inclusion in the Index from time to time are generally those with the lowest PEG ratios.

+ The Index Companies will be those U.S. companies with the lowest PEG ratios, subject to diversification rules, and with a market capitalization not less than the threshold specified by the Index calculation agent. The threshold was set on January 1, 2000 at $20 billion and is currently approximately $14.0 billion. The threshold will change on each rebalance date based on the level of the S&P 500 Index.

+ Each Index Stock will be weighted no more than 10% in the Index on any rebalance date, based on its free-float market capitalization. As a result of diversification rules, the Index will include at least one stock and not more than five stocks from each of the 10 S&P 500 industry sectors named in the Standard & Poor's global industry classification standard.

+ Certain data used to calculate the PEG ratios will be obtained by the Index calculation agent (defined below) from First Call, a subsidiary of Thomson Financial ("First Call"). According to First Call, First Call is a global provider of information and technology services to the worldwide financial community.

+ The Index will be rebalanced on each rebalance date using the methodology described in "The UBS PEG 20 Index" beginning on page S-9. The initial Index Stocks are based on the Index Stocks selected for inclusion in the Index effective on June 3, 2002 which are set forth on page S-13. Each Index Stock was assigned an initial share multiplier effective on June 3, 2002. The share multipliers were reset on the trade date to set the starting Index level at
   100. The Index Stocks and the share multipliers will be reset on the Index effective on the rebalance date in September 2002.

+ The Index will be calculated by our affiliate, UBS Warburg LLC (the "Index calculation agent").

WHAT ARE SOME OF THE RISKS OF PEGS?

An investment in PEGS involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-4.

+  MARKET RISKS

     - Fluctuations in the market price of the Index Stocks (or future Index Stocks) will affect the level of the Index and the market value of PEGS. You may sustain a significant loss if you sell your PEGS in the secondary market.

     - We will not pay you a fixed amount of principal on PEGS at maturity. You will lose some of your investment if the level of the PEGS Index does not increase by an amount greater than 1.5% of the underwriting discount plus the cumulative effect of the annual fee. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX DECLINES.

     - The value of PEGS at maturity will depend primarily on the amount by which the final Index level exceeds or does not exceed the starting Index level.

+  LIQUIDITY

     - There may be little or no secondary market for PEGS. While UBS Warburg LLC and other UBS affiliates currently intend to make a market in PEGS, they are not required to do so and may stop making a market at any time. If you sell your PEGS prior to maturity, you may suffer a significant loss in the secondary market. Therefore, you should be willing to hold your PEGS to maturity.

WHAT ARE THE TAX CONSEQUENCES OF PEGS?

In general, the terms of PEGS require (in the absence of an administrative or judicial ruling to the contrary):

1) That you recognize capital gain or loss upon the sale or maturity of your PEGS in an amount equal to the difference between the amount you receive at such time and your basis in your PEGS. For this purpose, your tax basis in your PEGS will generally be equal to the price you paid for it; and

2) That you not recognize any gain or loss with respect to PEGS prior to the sale or maturity of PEGS.

The U.S. federal income tax treatment of PEGS is highly uncertain under current law. In the opinion of our counsel, Sullivan & Cromwell, there is substantial authority to treat PEGS as described above, but there are several possible alternative treatments of PEGS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN PEGS.

For a more complete discussion of the United States federal income tax consequences of your investment in PEGS, including possible alternative treatments of PEGS and tax consequences applicable to non-United States persons, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-25.

ARE PEGS THE RIGHT INVESTMENT FOR YOU?

PEGS may be a suitable investment for you if:

+ You believe that the level of the Index will increase during the term of PEGS by an amount greater than 1.5% of the underwriting discount plus the cumulative effect of the annual fee.

+ You are willing to accept the risk of owning equities in general and the Index Stocks (or future Index Stocks) in particular.

PEGS may not be a suitable investment for you if:

+ You believe that the final Index level will not exceed the starting Index level by an amount greater than 1.5% of the underwriting discount plus the cumulative effect of the annual fee or that the level of the Index will decline during the term of PEGS.

+ You are unwilling to be exposed to the price movement of any of the Index Stocks (or future Index Stocks). You do not anticipate that the value of the Index Stocks (or future Index Stocks) will, in the aggregate, appreciate by an amount greater than 1.5% of the underwriting discount plus the cumulative effect of the annual fee.

+ You seek more traditional bond returns from money market, government or corporate bonds.

--------------------------------------------------------------------------------

Risk Factors

Your investment in PEGS will involve risks. PEGS are not secured debt and are riskier than ordinary unsecured debt securities. The return on PEGS is linked to the performance of the Index and you may lose some or all of the principal amount you invest. This section describes the most significant risks relating to an investment in PEGS. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE INVESTING IN PEGS.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

PEGS differ from ordinary debt securities in that we will not pay you either interest on PEGS or a fixed amount at maturity. We will pay you at maturity an amount, which will depend on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than your principal amount. Whether you sell your PEGS in the secondary market or hold to maturity, you will lose some or all of your investment if the level of the Index does not increase from the starting Index level by an amount greater than 1.5% of the underwriting discount plus the cumulative effect of the annual fee. See "Specific Terms of PEGS--Payment at Maturity" on page S-18.

THE MARKET PRICE OF THE INDEX STOCKS WILL HAVE THE GREATEST EFFECT ON THE MARKET VALUE OF PEGS

The Index at any time generally reflects the price changes and dividends of 20 large companies. The stock prices of some of the Index Companies have been and may continue to be volatile. The stock prices could be, at any given time, subject to wide price fluctuations in response to a variety of factors, including the following:

+  general market fluctuations and economic conditions,

+ actual or anticipated variations in the operating results of the Index Companies,

+ announcements of technological innovations or new services offered by competitors of the Index Companies,

+ changes in financial estimates for the Index Companies by securities analysts,

+ regulatory or legal developments, including significant litigation matters, affecting the Index Companies or affecting the industries in which they operate,

+ announcements by competitors of the Index Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

+ the perception by the market of the accuracy of financial information that is available regarding Index Companies, and

+  departures of key personnel of the Index Companies.

Your PEGS may trade differently than the Index Stocks. Changes in the market price of the Index Stocks may not result in comparable changes in the market value of your PEGS.

RISK FACTORS
--------------------------------------------------------------------------------

THE MARKET VALUE OF PEGS MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of PEGS may fluctuate between the date you purchase them and the determination date, when the calculation agent will determine the amount to be paid to you at maturity. Therefore, you may sustain a significant loss whether you sell your PEGS in the secondary market or hold to maturity. Several factors, many of which are beyond our control, will influence the market value of PEGS. We expect that generally the level of the Index on any day will affect the market value of PEGS more than any other single factor. Other factors that may influence the market value of PEGS include:

- economic, financial, political and regulatory, judicial or other events that affect stock markets generally and the level of the Index,

- supply and demand for PEGS, and

- our creditworthiness.

These factors, among others, may influence the price you will receive if you sell your PEGS prior to maturity. See also "Valuation of PEGS" on page S-16.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF PEGS ARE HIGHLY UNCERTAIN

Significant aspects of the tax treatment of PEGS are highly uncertain. In particular, it is possible that you will be required to recognize gain for U.S. tax purposes with respect to your PEGS prior to the sale or maturity of your PEGS and that any gain you recognize upon the sale or maturity of your PEGS will be treated as ordinary income for U.S. tax purposes. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of PEGS, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "Considerations Relating to Taxation" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT YOUR OWN TAX SITUATION.

YOUR RETURN WILL NOT FULLY REFLECT THE RETURN OF OWNING THE INDEX STOCKS

Your return on PEGS will not be the same as if you purchased the Index Stocks and held them for a similar period.

YOU HAVE NO SHAREHOLDER RIGHTS IN THE UNDERLYING INDEX STOCKS OR RIGHTS TO RECEIVE ANY STOCK

As an owner of PEGS, you will not have voting rights or any other rights that holders of the Index Stocks would have. Moreover, your PEGS will be paid in cash, and you will have no right to receive delivery of any Index Stocks.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN PEGS--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your PEGS until maturity. There may be little or no secondary market for PEGS. PEGS are not listed on any U.S. securities exchange or quotation system. On April 29, 2002, the American Stock Exchange LLC filed an application with the Securities and Exchange Commission seeking approval to list and trade PEGS on the American Stock Exchange. There can be no assurance that the Securities and Exchange Commission will grant approval of this application or that such approval, if granted, would not be subject to conditions that we are unable or unwilling to satisfy. UBS Warburg LLC and other affiliates of ours currently intend to make a market for PEGS, although they are not required to do so. UBS Warburg LLC or any other affiliate of ours may stop making a market in PEGS at any time.

RISK FACTORS
--------------------------------------------------------------------------------

If you need to sell your PEGS before maturity, you may have to do so at a substantial discount from the principal amount of your PEGS, and as a result you may suffer significant losses.

CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF PEGS AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The manner in which the Index calculation agent calculates the Index will affect the level of the Index and, therefore, the amount payable at maturity and the market value of PEGS prior to maturity. A material change in the Index could include a change in the formula for or the method of calculating the Index, a change in the methodology used to determine additions, deletions or substitutions of Index Companies, or in the way that stock dividends, reorganizations or mergers are reflected in the Index. The Index calculation agent has sole discretion to change the formula for or the method of calculating the Index.

Mistakes, errors or omissions in the calculation of the Index may occur. Any mistake, error or omission not detected and corrected will result in the level of the Index being artificially higher or lower. As a result, the market value of your PEGS will be affected as will the amount you will receive at maturity.

If the Index calculation agent discontinues or suspends the calculation of the Index it may become difficult to determine the market value of PEGS or the amount payable at maturity. If such information becomes unavailable, the Index calculation agent will use its best efforts to obtain this information. If, for any reason, in the Index calculation agent's discretion, it becomes impossible to obtain such information, then the calculation agent may accelerate the maturity date of PEGS.

THE COMPOSITION OF THE INDEX WILL NOT BE ADJUSTED BETWEEN REBALANCE DATES

The composition of the Index Companies will not change during the period between rebalance dates except in the case of a merger, acquisition or other similar corporate event. If any Index Company suffers a negative corporate event, such as bankruptcy or liquidation, it will remain in the Index until the next rebalance date.

THE SELECTION OF THE INDEX STOCKS MAY NOT BE CONSISTENT WITH THE QUALITATIVE RESEARCH OF UBS AND ITS AFFILIATES

The Index calculation agent will select the Index Companies from time to time primarily according to their PEG ratios. The PEG ratio relates the price earnings ratio of a company to its expected long-term earnings growth. This stock selection strategy, however, does not take into account the qualitative company research of UBS and its affiliates. As such, at any time, the Index may contain companies that are not followed by our analysts or that our analysts have rated "hold" or "sell."

YOU WILL NOT RECEIVE PERIODIC INTEREST PAYMENTS ON YOUR PEGS

You will not receive periodic interest payments on your PEGS. Even if the level of the Index has appreciated, the return you earn on your PEGS may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX COMPANIES AND UBS AND ITS AFFILIATES ARE NOT RESPONSIBLE FOR THE PUBLIC DISCLOSURE OF INFORMATION BY INDEX COMPANIES, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

UBS and its affiliates are not affiliated with the initial Index Companies. UBS and its affiliates have no ability to control or predict their actions, including any corporate actions of the type that would

RISK FACTORS
--------------------------------------------------------------------------------

require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events of circumstances affecting these issuers. The initial Index Companies are not involved in the offer of PEGS in any way and have no obligation to consider your interest as an owner of PEGS in taking any corporate action that might affect the value of your PEGS. Any one or more of the initial or any future Index Companies may take actions that will adversely affect the value of your PEGS. None of the money you pay for PEGS will go to the initial or any future Index Companies.

UBS and its affiliates do not assume any responsibility for the adequacy or accuracy of the information about the initial or any future Index Companies contained in any of their publicly available filings. You, as an investor in PEGS, should make your own investigation into the initial Index Companies.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF PEGS

As described below under "Use of Proceeds and Hedging," we or one or more of our affiliates may hedge our obligations under PEGS by purchasing Index Stocks, options or futures on Index Stocks or the Index or other derivative instruments with returns linked to or related to changes in the level of the Index Stocks or the Index and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time including on or around the dates on which the starting Index level and the final Index level are determined. Any of these hedging activities may adversely affect the market value of the Index Stocks or level of the Index and therefore, the market value of PEGS. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of PEGS may decline.

We or one or more of our affiliates may also engage in trading in Index Stocks or in instruments linked to the Index Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the level of the Index Stocks or the Index, and therefore, the market value of PEGS. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the Index Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of PEGS.

UBS Warburg LLC and other affiliates of UBS currently intend to make a secondary market in PEGS. As market makers, trading of PEGS by UBS Warburg LLC or its affiliates may cause them to be long or short PEGS in their inventory. The supply and demand for PEGS, including inventory positions of market makers, may affect the market value of PEGS.

BUSINESS ACTIVITIES OF UBS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in trading activities related to the Index Stocks or the Index that are not for the account of holders of PEGS or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of PEGS. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on the equity markets generally or on one or more of the Index Companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding PEGS. Any of these activities may affect the level of the Index Stocks or the Index and, therefore, the market value of PEGS.

RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT AND INDEX CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent and Index calculation agent for PEGS. UBS Warburg LLC, as calculation agent, will, among other things, determine the amount, if any, paid out to you on PEGS at maturity and, as Index calculation agent, will, among other things, calculate the level of the Index and rebalance the Index Stocks on each rebalance date. For a fuller description of the calculation agent's role, see "Specific Terms of PEGS--Role of Calculation Agent" on page S-22. For a fuller description of the Index calculation agent's role, see "Specific Terms of the PEGS--Role of Index Calculation Agent" on page S-21. UBS Warburg LLC will exercise its judgment when performing its functions as calculation agent and as Index calculation agent. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred at the time of calculation. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Similarly, the Index calculation agent may make determinations regarding adjustments to the share multiplier of an Index Company. Since such determinations by the calculation agent and the Index calculation agent may affect the market value of PEGS, the calculation agent and Index calculation agent may have conflicts of interest if either of them needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a delay occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than ten business days. As a result, the maturity date for PEGS will also be postponed, although not by more than ten business days. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the closing level of the Index is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the final Index level based on its assessment, made in its sole discretion, of the level of the Index at that time. See "Specific Terms of PEGS--Market Disruption Event" on page S-19.

THE EARNINGS EXPECTATIONS USED TO CALCULATE THE PEG RATIOS OF COMPANIES CONSIDERED FOR INCLUSION IN THE INDEX MAY BE INACCURATE AND THE DATA USED TO CALCULATE THE INDEX MAY BECOME UNAVAILABLE

The Index will be composed of 20 large U.S. companies generally with the lowest PEG ratios, subject to diversification rules, and will be rebalanced, effective on the first business day of March, June, September and December. The PEG ratio of each company being considered for inclusion in the Index will be determined based on the following traits of such company: the closing stock price, projected earnings per share and five-year earnings growth expectations. For each company, the projected earnings per share and five-year earnings growth projection are provided by First Call. If any such information proves to be inaccurate, the level of the Index will be artificially higher or lower, which will affect the market value of your PEGS and the amount you will receive at maturity. In addition, earnings expectations used to calculate the PEG ratios of companies considered for inclusion in the Index may become unavailable. If such information becomes unavailable, the Index calculation agent will use its best efforts to obtain this information. If, for any reason, in the Index calculation agent's discretion, it becomes impossible to obtain such information, then the calculation agent may accelerate the maturity date of PEGS.

--------------------------------------------------------------------------------

The UBS PEG 20 Index

The companies initially selected for inclusion in the Index and any future companies selected for inclusion in the Index ("Index Companies") are those U.S. companies generally with the lowest price earnings ratios relative to expected future earnings growth ("PEG ratios"), subject to diversification rules. The PEG ratio relates the price earnings ratio of a company to its expected long-term earnings growth. This indicator focuses on both the current value of a stock as well as its future growth potential. First Call has agreed to provide to the Index calculation agent projected earnings per share and five-year earnings growth projections. Stock prices used to calculate the PEG ratios will be obtained from publicly available information. The stocks of the Index Companies selected for inclusion in the Index from time to time are referred to in this prospectus supplement as "Index Stocks."

The Index calculation agent will rebalance the Index Stocks on each rebalance date according to predetermined investment rules discussed below.

DETERMINATION OF INDEX ELIGIBLE COMPANIES
Initially, all of the U.S. companies included in the S&P 500 Index and the Nasdaq Composite Index form the universe of companies eligible for inclusion in the Index. Companies with negative projected earnings forecasts and negative long-term earnings growth estimates are ineligible for inclusion in the Index.

From this pool of eligible companies, the Index calculation agent will eliminate all companies with a market capitalization less than the threshold amount specified by the Index calculation agent. The threshold was set on January 1, 2000 at $20 billion and is currently approximately $14.0 billion. The Index calculation agent, in the future, may continue to change the threshold in accordance with the movement of the S&P 500 Index.

Where more then one share class of a company qualifies, only the share class with the highest free-float market capitalization will be used to represent the company.

The resulting population of companies that initially qualify for inclusion in the Index will then be ranked by the Index calculation agent in accordance with their PEG ratio (see "--Calculation of the PEG Ratio" below), and the companies with the 20 lowest PEG ratios will be selected for inclusion in the Index, subject to the diversification rules discussed below. If there is a tie for the 20th position, then the arithmetic mean of the five-year earnings growth estimate (in place of the median five-year earnings growth estimate) will be taken as a second criteria. If there is still a tie for the 20th position then all such qualifying companies will be included in the Index. If, due to the sector diversification rules, fewer than 20 stocks qualify for inclusion in the Index, then the companies with the lowest PEG ratios from the remaining companies that qualify initially for inclusion in the Index will be chosen to complete the Index, subject to the sector diversification rules. As of the selection date, and for each rebalance date, sector diversification rules require that there must be at least one stock from each sector and not more than five stocks from any one sector, based on the classification of the 10 S&P 500 Index industry sectors. On each rebalance date, the Index Stocks will be weighted in the Index according to their respective free-float market capitalization with a 10% maximum weighting for any one Index Stock.

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

CALCULATION OF THE PEG RATIO
The PEG ratio will be calculated by the Index calculation agent by dividing the closing price of each company's stock on the second business day preceding the rebalance date by its earnings per share, and then further divided by its long-term earnings growth projection:

                 Price of stock
  PEG ratio =  ------------------   /   Long-term earnings growth projection
               Earnings per share

Earnings per share is defined as the median consensus earnings per share estimate for the next 12 months provided by industry analysts. Where 12-month earnings per share estimates are not available, the Index calculation agent will use a proportionate weighting of median consensus one-year and two-year earnings per share estimates. Long-term earnings growth projection is defined as the median consensus five-year earnings growth estimate provided by industry analysts.

The earnings per share and five-year earnings growth projection data used in the calculation of each company's PEG ratio will be provided by First Call. According to First Call, First Call is a global provider of information and technology services to the worldwide financial community. First Call may cease providing this information to the Index calculation agent. If First Call stops providing this information, the Index calculation agent, in its discretion, will use its best efforts to select an appropriate third-party provider of earnings expectations information for companies being considered for inclusion in the Index. If the Index calculation agent is unable to find an appropriate third-party provider of this information, then the Index calculation agent will use its best efforts to obtain this information. If, for any reason, in the Index calculation agent's discretion, it becomes impossible to obtain such information, then the calculation agent may accelerate the maturity date of PEGS.

DETERMINATION OF THE INDEX LEVEL
The Index consists of Index Stocks selected using the methodology discussed under "--Determination of Index Eligible Companies" on page S-9. The initial Index Stocks were selected on May 30, 2002. Each Index Stock was assigned an initial share multiplier based on closing stock prices on May 31, 2002 and such share multipliers became effective on June 3, 2002. The share multiplier equals the number of shares of each Index Stock included in the Index, so that each share multiplier represents the appropriate weighting of each Index Stock in the Index.

Share multiplier = (Index level X Index Stock weight) / Index Stock price

The starting Index level was set at 100 on the trade date. In order to accommodate changes in the level of the Index since the Index Stocks were last rebalanced effective June 3, 2002, the initial share multipliers were reset on the trade date in order to maintain their proportionate relationship. The share multiplier for each Index Stock will remain fixed until the next rebalance date or until adjusted for certain corporate events. On the first quarterly rebalance date in September 2002 and on each rebalance date thereafter, the Index will be adjusted so that no Index Stock will be weighted more than 10% in the Index. However, as result of changes in the prices of the initial Index Stocks since they were last rebalanced, certain Index Stocks are weighted more than 10% in the Index until the next rebalance date.

The level of the Index on any business day will be calculated by the Index calculation agent. The level of the Index will equal:

     1. the sum of the products of the current market price of each of the Index Stocks and its applicable share multiplier, plus

     2.  an amount reflecting cash dividends.

The Index calculation agent will generally calculate the level of the Index based on the most recently reported prices of the Index Stocks at approximately one minute intervals during business hours and at the end of each business day.

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

INDEX REBALANCE DATES
The rebalance date will be the first business day of March, June, September and December, upon which the Index Stocks will be rebalanced. Two business days prior to the rebalance date, the PEG ratios will be calculated for the universe of qualifying companies as described above. Once the qualifying Index Stocks have been identified in accordance with the selection criteria described above, each Index Stock's weighting and share multiplier will be determined based on the closing price of each Index Stock as of the business day prior to the rebalance date.

DIVIDENDS

CASH DIVIDENDS
As described above, the Index will include an amount reflecting the cash dividends that have been paid by each Index Company. The cash dividends to be included in the Index level for any day will be determined by the Index calculation agent and will equal the sum of the products for each Index Stock, of the cash dividend paid by an Index Company on one share of stock multiplied by its share multiplier. Cash dividends paid will be reinvested in Index Stocks at the next rebalance date.

ADJUSTMENTS TO THE SHARE MULTIPLIER AND THE INDEX

If one of the events described below occurs, the Index calculation agent will calculate a corresponding adjustment to the share multiplier as the Index calculation agent determines appropriate. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier for that Index Stock will be adjusted to double the original share multiplier. The Index calculation agent will also determine the effective date of that adjustment, and the addition of new Index Stock, if applicable, in the event of a merger or consolidation or the issuance by an Index Company of a different equity security as discussed below.

The Index calculation agent will make all determinations with respect to adjustments to the share multiplier, including any determination as to whether an event requiring adjustment has occurred and as to the nature of the adjustment required, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you.

The Index calculation agent expects to make no adjustments to the share multiplier other than those specified below. The Index calculation agent, may, in its discretion, make adjustments to maintain the level of the Index if certain events would otherwise alter the level of the Index despite no change in the market prices of the Index Stocks.

No adjustments of any share multiplier will be made by the Index calculation agent unless the adjustment would require a change of at least 1% in the share multiplier. The share multiplier resulting from any adjustment specified above will be rounded to the nearest ten-thousandth, with five-hundred thousandths being rounded upward.

STOCK SPLITS/REVERSE STOCK SPLITS
If an Index Stock is subject to a stock split or a reverse stock split, then once the split has become effective, the share multiplier for that Index Stock will be adjusted to equal the product of the number of shares issued with respect to one such share of that Index Stock and the prior share multiplier.

STOCK DIVIDENDS
If an Index Stock is subject to a stock dividend (i.e., the issuance of additional shares of the Index Stock that is distributed proportionately to all holders of that Index Stock) then once the dividend becomes effective and that Index Stock is trading ex-dividend, the share multiplier will be adjusted so that that the new share multiplier shall equal the former share multiplier plus the product of the

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

number of shares of the Index Stock issued with respect to one such share of that Index Stock and the prior share multiplier.

BANKRUPTCY OR LIQUIDATION
If an Index Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Index Stock will continue to be included in the Index until the next rebalance date provided that a market price for that Index Stock is available. If a market price is no longer available for an Index Stock for any reason, including the liquidation of the Index Company or the subjection of the Index Company to a proceeding under any applicable bankruptcy, insolvency or other similar law, and the Index calculation agent determines that the Index Stock is valueless, then the value of that Index Stock will equal zero in connection with calculating the level of the Index. No attempt will be made to replace the Index Stock prior to the next rebalance date. As a result, there may be periods during which the level of the Index will be calculated based on the performance of fewer than 20 stocks.

MERGERS AND CONSOLIDATIONS
In the event an Index Company is merged into, or consolidated with, another company and the Index Company is not the surviving entity, then an equivalent number of shares of the surviving entity will be included in the Index. If the terms of the merger or consolidation provide for cash consideration, then the cash will be held until the next rebalance date and invested in Index Stocks. If the consideration is either cash or shares, then an equivalent number of shares of the surviving entity will be included in the Index.

ISSUANCE OF DIFFERENT EQUITY SECURITIES
If an Index Company issues to all of its shareholders a publicly traded equity security of a type different than the Index Stock, or a tracking stock is issued, then the new equity security will be added to the Index as a new Index Stock. The share multiplier for the new Index stock will equal the product of the original share multiplier with respect to the Index Stock for which the new Index Stock is being issued (the original Index Stock) and the number of shares of the new Index Stock issued with respect to the original Index Stock.

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

COMPOSITION OF THE INDEX
The following chart and table show the sector weightings and Index Stocks effective June 10, 2002. The sector weightings were fixed on the trade date.

                          UBS PEG 20 SECTOR WEIGHTINGS

                                  [PIE CHART]

INDEX STOCKS
COMPANY NAME                                  WEIGHT %            SECTOR NAME
------------                                  --------            -----------
AllTel Corporation* .......................     2.48%      Telecommunications
AOL Time Warner Inc. ......................     9.17%      Consumer Discretionary
The Boeing Company.........................     5.42%      Industrials
Cendant Corporation........................     2.70%      Industrials
Cigna Corporation*.........................     2.28%      Healthcare
Citigroup Inc..............................    10.32%      Financials
The Dow Chemical Company*..................     4.68%      Materials
Duke Energy Corporation....................     3.79%      Utilities
Freddie Mac*...............................     7.12%      Financials
Household International Inc. ..............     3.79%      Financials
The Kroger Company.........................     2.76%      Consumer Staples
MBNA Corporation...........................     4.67%      Financials
Oracle Corporation*........................     7.16%      Information Technology
Phillip Morris Companies...................    10.41%      Consumer Staples
Phillips Petroleum Company*................     3.37%      Energy
Safeway Inc................................     2.90%      Consumer Staples
Tyco International Limited.................     3.60%      Industrials
Union Pacific Corporation*.................     2.48%      Industrials
United Technologies Corporation*...........     5.16%      Industrials
Washington Mutual Inc. ....................     5.75%      Financials

------------
*  Companies added to the Index at the last rebalancing effective June 3, 2002.

The sector weight percentages shown in the table and chart above may not add up to 100% due to rounding.

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

HISTORICAL HYPOTHETICAL INDEX LEVELS
The following graph compares the historical hypothetical growth of a $1,000 investment (after assumed fee deductions) in the Index from November 30, 1983 through June 10, 2002 to the return of a $1,000 investment in the S&P 500 Total Return Index and the Nasdaq Composite Index (a price return index grossed up by an assumed dividend yield of 0.32% per annum). The comparisons are made after assumed fees are deducted. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE HISTORICAL RETURNS SHOWN BELOW FOR THE INDEX ARE HYPOTHETICAL. HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS. NO REPRESENTATION IS BEING MADE THAT ANY INVESTOR IN PEGS WILL OR IS LIKELY TO ACHIEVE RETURNS SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED.

                        [TOTAL RETURNS COMPARISON GRAPH]

*Fee assumptions: The historical hypothetical return on the UBS PEG 20 Index includes a 1.5% upfront cost and an annual fee of 1.5% applied daily on a pro rata basis. The return on the S&P 500 Total Return Index and the grossed up Nasdaq Composite Index includes assumed brokerage fees of 1% and an annual management fee (assumed to arise from an investment in an Exchange Traded Fund) of 0.12% and 0.20%, respectively.

The Index posted a hypothetical annualized return after fees of 13.8% for the period from November 30, 1983 through the June 10, 2002 rebalancing. In comparison, the S&P 500 Total Return Index and the grossed up Nasdaq Composite Index posted annualized returns of 13.2% and 9.6% for the same period, respectively.

THE UBS PEG 20 INDEX
--------------------------------------------------------------------------------

The table below compares the returns of the Index (before and after deduction of the assumed fees discussed above) with the returns of the S&P 500 Total Return Index and the grossed up Nasdaq Composite Index (after assumed fee deductions) for different periods.

                             UBS PEG 20 INDEX   UBS PEG 20 INDEX   S&P 500 TOTAL RETURN   NASDAQ COMPOSITE
      PERIOD ENDING            TOTAL RETURN       TOTAL RETURN            INDEX                INDEX
      JUNE 10, 2002            (ANNUALIZED)       (ANNUALIZED)         (ANNUALIZED)         (ANNUALIZED)
      AND BEGINNING:           BEFORE FEES         AFTER FEES           AFTER FEES           AFTER FEES
----------------------------------------------------------------------------------------------------------
May 31, 2001                      -30.6%             -32.7%               -17.3%               -27.4%
May 31, 2000                      -13.5%             -15.4%               -14.1%               -32.8%
May 31, 1999                       -3.8%              -5.7%                -6.7%               -14.8%
May 31, 1998                        2.9%               1.0%                -0.5%                -3.8%
May 31, 1997                        7.9%               6.0%                 5.0%                 1.7%
May 31, 1992                       14.5%              12.7%                11.4%                10.1%
May 31, 1987                       14.4%              12.6%                11.3%                 9.1%
November 30, 1983                  15.6%              13.8%                13.2%                 9.6%

HISTORICAL HYPOTHETICAL INDEX LEVELS

The tables below show the historical hypothetical quarterly levels of the Index for the period November 30, 1983 through May 31, 2002 assuming the Index is set at 100 on June 10, 2002. The numbers include the 1.5% annual fee applied daily (on a pro rata basis as described earlier in this section).

                        UBS PEG 20
        DATE            INDEX LEVEL
------------------------------------
    November 30, 1983        9.0
    February 29, 1984        8.1
         May 31, 1984        7.7
      August 31, 1984        9.1
    November 30, 1984        9.1
    February 28, 1985       10.2
         May 31, 1985       10.2
      August 31, 1985       10.1
    November 30, 1985       10.8
    February 28, 1986       12.8
         May 31, 1986       14.1
      August 31, 1986       14.6
    November 30, 1986       14.1
    February 28, 1987       16.3
         May 31, 1987       16.5
      August 31, 1987       19.8
    November 30, 1987       14.0
    February 29, 1988       16.0
         May 31, 1988       15.6
      August 31, 1988       16.1
    November 30, 1988       16.6
    February 28, 1989       18.0
         May 31, 1989       20.5
      August 31, 1989       22.7
    November 30, 1989       22.8

                        UBS PEG 20
        DATE            INDEX LEVEL
------------------------------------
    February 28, 1990       22.0
         May 31, 1990       25.2
      August 31, 1990       22.4
    November 30, 1990       21.8
    February 28, 1991       26.9
         May 31, 1991       27.9
      August 31, 1991       29.2
    November 30, 1991       27.3
    February 29, 1992       30.7
         May 31, 1992       29.8
      August 31, 1992       29.9
    November 30, 1992       32.6
    February 28, 1993       32.1
         May 31, 1993       33.0
      August 31, 1993       33.7
    November 30, 1993       33.6
    February 28, 1994       34.4
         May 31, 1994       34.1
      August 31, 1994       36.0
    November 30, 1994       33.6
    February 28, 1995       35.7
         May 31, 1995       41.2
      August 31, 1995       45.6
    November 30, 1995       47.7
    February 29, 1996       49.7

                        UBS PEG 20
        DATE            INDEX LEVEL
------------------------------------
         May 31, 1996       53.5
      August 31, 1996       53.6
    November 30, 1996       66.0
    February 28, 1997       70.0
         May 31, 1997       73.5
      August 31, 1997       84.8
    November 30, 1997       84.7
    February 28, 1998       92.7
         May 31, 1998       94.8
      August 31, 1998       80.8
    November 30, 1998      105.5
    February 28, 1999      112.4
         May 31, 1999      117.6
      August 31, 1999      124.2
    November 30, 1999      131.4
    February 29, 2000      118.7
         May 31, 2000      138.3
      August 31, 2000      141.0
    November 30, 2000      130.1
    February 28, 2001      145.3
         May 31, 2001      147.9
      August 31, 2001      129.7
    November 30, 2001      124.8
    February 28, 2002      113.3
         May 31, 2002      106.9
        June 10, 2002      100.0

--------------------------------------------------------------------------------

VALUATION OF PEGS

AT MATURITY. The amount we will pay you at maturity is linked to the performance of the Index.

At maturity, you will receive a cash payment equal to the redemption amount. The redemption amount is calculated as follows:

      final Index level
(    --------------------   X   $985  )
     starting Index level                  - the cumulative effect of the 1.5% annual fee

$985 represents $1,000 principal amount of PEGS less 1.5% of the underwriting discount. The remaining .5% of the underwriting discount will be paid to the underwriters by an affiliate of UBS. A portion of the 1.5% annual fee may be used to reimburse the affiliate of UBS.

PRIOR TO MATURITY. The market value of PEGS will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market value of the Index Stocks, the level of the Index, and other economic conditions, as well as the perceived creditworthiness of UBS. Generally, the market value of PEGS will tend to rise with an increase in the level of the Index. You should understand that the market value of PEGS is driven by a range of interrelated factors and that while the market value of the Index Stocks and the level of the Index are important variables, they cannot be used as the sole measures to approximate value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF PEGS

In this section, references to "holders" mean those who own PEGS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in PEGS registered in street name or in PEGS issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in PEGS should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

PEGS are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to PEGS. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of PEGS. If you have purchased PEGS in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of PEGS in more detail below.

COUPON

We will not pay you interest during the term of PEGS.

ANNUAL FEE

In addition to 1.5% of the underwriting discount that will be charged per PEGS upon initial sale, the value of your PEGS at any time will reflect the daily reduction of a pro rata portion of the 1.5% annual fee.

The annual fee will be charged whether PEGS are purchased in a traditional commission based account or if PEGS are purchased in a fee-based account. A portion of the annual fee relates to the cost of providing additional compensation to financial advisors.

See "Supplemental Plan of Distribution" on page S-29.

MATURITY DATE

The maturity date will be June 20, 2007 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the determination date referred to below, then the maturity date will be the third business day following the determination date. Notwithstanding the foregoing, the calculation agent may postpone the determination date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "--Market Disruption Event."

DETERMINATION DATE

The determination date will be the third business day prior to June 20, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the

SPECIFIC TERMS OF PEGS
--------------------------------------------------------------------------------

determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than 10 business days.

PAYMENT AT MATURITY

The amount we will pay you at maturity is linked to the performance of the Index.

At maturity, you will receive a cash payment per PEGS calculated as follows:

      final Index level
(    --------------------   X   $985  )
     starting Index level                  - the cumulative effect of the 1.5% annual fee

$985 represents $1,000 principal amount of PEGS less 1.5% of the underwriting discount. The remaining .5% of the underwriting discount will be paid to the underwriters by an affiliate of UBS. A portion of the 1.5% annual fee may be used to reimburse the affiliate of UBS.

STEPS TO CALCULATE PAYMENT AT MATURITY PER PEGS:
Assumptions:
Starting Index Level: 100
Final Index Level: 200

1) DETERMINE THE STARTING INDEX LEVEL:

   Index level at the close on the trade date

2) DETERMINE THE FINAL INDEX LEVEL:

   Closing level of the Index on the determination date

3) DETERMINE THE INDEX RETURN:

     final Index level         200
   ---------------------   =   ---   =    2
   starting Index level        100

4) CALCULATE PAYMENT AT MATURITY PER PEGS:

   (Index Return X $985) - the cumulative effect of the 1.5% annual fee

   (2 X $985) - [7.23%* of (2 X $985)]

   (2 X $985) - [.0723 X (2 X $985)] = $1,970 - $142.43 = $1,827.57

In this example, you would receive $1,827.57 at maturity. This represents a 12.8% annualized return and an 82.8% total return on investment.

* THE FOLLOWING STEPS ILLUSTRATE THE METHOD USED TO CALCULATE THE 7.23% CUMULATIVE EFFECT OF THE 1.5% ANNUAL FEE IN THE EXAMPLE ABOVE.

1) CONVERT THE 1.5% ANNUAL FEE TO A DAILY EQUIVALENT:

                               1.5%
        Daily Equivalent   =   ----   =   .00411%
                               365

2) DETERMINE THE NUMBER OF DAYS DURING THE FIVE-YEAR TERM OF PEGS:

   (5 years X 365 days) + 1 day for leap year = 1,826 DAYS

SPECIFIC TERMS OF PEGS
--------------------------------------------------------------------------------

3) CALCULATE THE COMPOUNDED EFFECT OF THE DAILY EQUIVALENT OVER THE FIVE-YEAR TERM OF PEGS:

   (1 - DAILY EQUIVALENT) (NUMBER OF DAYS) =

   (1 - .00411%) (1,826) = 92.77%

The cumulative effect of the 1.5% annual fee is to reduce your payment at maturity by (1 - 92.77%) or 7.23%.

MARKET DISRUPTION EVENT

As described above, the final Index level will determine how much we will pay you at maturity. If a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than ten business days.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the final Index level is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the final Index level that would have prevailed in the absence of the market disruption event or such other reason on the last possible determination date.

Any of the following will be a market disruption event if, in the opinion of the calculation agent, such event materially affects the Index:

- a suspension, absence or material limitation of trading in a material number of securities included in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- a suspension, absence or material limitation of trading in option contracts relating to a material number of the Index Stocks or the Index, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- the Index is not calculated, as determined by the calculation agent in its sole discretion or, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to PEGS that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option contracts relating to the Index Stocks

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF PEGS
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of PEGS is accelerated, we will pay the default amount in respect of the principal of PEGS at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which PEGS are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of PEGS as the outstanding principal amount of that note. Although the terms of PEGS may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including PEGS. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for PEGS on any day will be an amount, in U.S. Dollars for the principal of PEGS, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to PEGS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to PEGS. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of PEGS in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for PEGS, which we describe below, the holders of PEGS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day,

SPECIFIC TERMS OF PEGS
--------------------------------------------------------------------------------

however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of PEGS.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of PEGS at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when PEGS are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to PEGS, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on PEGS that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above.

ROLE OF INDEX CALCULATION AGENT

The Index calculation agent will make all determinations regarding the composition and calculation of the Index. These determinations will include the day-to-day calculation of the level of the Index, rebalancing the Index on each rebalance date and any adjustments to the Index Stocks or the share multipliers associated with the Index Stocks, as deemed necessary. See "The UBS PEG 20 Index," on page S-9. Absent manifest error, all determinations of the Index calculation agent will be final and binding on you.

Please note that the firm named as Index calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of PEGS. We may change the Index calculation agent or delegate certain of its functions to a third party after the original issue date without notice.

SPECIFIC TERMS OF PEGS
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of PEGS at maturity, market disruption events, business days, the default amount and the amount payable in respect of your PEGS. Absent manifest error, all determinations of the calculation agent will be final and binding on you.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of PEGS. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

PEGS will be booked through UBS AG, Jersey Branch.

LISTING

PEGS are not currently listed on any U.S. securities exchange or quotation system. On April 29, 2002, the American Stock Exchange LLC filed an application with the Securities and Exchange Commission seeking approval to list and trade PEGS on the American Stock Exchange. There can be no assurance that the Securities and Exchange Commission will grant approval of this application or that such approval, if granted, would not be subject to conditions that we are unable or unwilling to satisfy.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of PEGS for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under PEGS as described below.

In anticipation of the sale of PEGS, we or our affiliates may have entered into hedging transactions involving purchases of Index Stocks and listed or over-the-counter options on Index Stocks prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of Index Stocks,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the level of the Index or the market value of any of the Index Stocks,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the level of other similar market indices, or

- any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to PEGS from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of instruments based on indices designed to track the performance of the Index or other components of the U.S. equity market.

UBS has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with UBS's obligation to pay amounts due at maturity on PEGS. A portion of the 1.5% annual fee may be used to reimburse the affiliate of UBS.

The hedging activity discussed above may adversely affect the market value of PEGS from time to time. See "Risk Factors" on page S-4 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF APRIL 30, 2002 (UNAUDITED)                                  CHF        USD
--------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  166,018    102,392
  Total Debt................................................  166,018    102,392
Minority Interest(2)........................................    3,963      2,444
Shareholders' Equity........................................   44,856     27,665
                                                              -------    -------
Total capitalization........................................  214,837    132,501
                                                              =======    =======

------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.616751.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to PEGS. It does not purport to be a complete analysis of all tax considerations relating to PEGS. Prospective purchasers of PEGS should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of PEGS and receiving payments of interest, principal and/or other amounts under PEGS. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW PEGS SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN PEGS ARE HIGHLY UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR PEGS DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR PEGS.

Required Tax Treatment. The U.S. federal income tax treatment of PEGS is highly uncertain under current law. However, the terms of PEGS require you and us (in the absence of an administrative or judicial ruling to the contrary), for U.S. federal income tax purposes, to (i) not recognize any gain or loss with respect to your PEGS prior to the sale or maturity of your PEGS and (ii) recognize capital gain or loss upon the sale or maturity of your PEGS in an amount equal to the difference between the amount you receive at such time and your basis in your PEGS. For this purpose, your basis in your PEGS will generally be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year, and 18% where the property is held for more than five years. In the opinion of our counsel, Sullivan & Cromwell, although there are other possible treatments of PEGS (some of which are set out under "Alternative Treatments" below), there is substantial authority to support the required tax treatment of PEGS described above, and you should not be subject to the imposition of penalties even if such required tax treatment is successfully challenged by the Internal Revenue Service (the "IRS").

Alternative Treatments. There are several possible alternative treatments of PEGS. First, it is possible that the IRS would treat PEGS as a single debt instrument subject to the special tax rules governing contingent debt instruments. If your PEGS were so treated, you would be required to accrue interest income over the term of your PEGS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with the other terms and conditions similar to your PEGS. You would recognize gain or loss upon the sale or maturity of your PEGS in an amount equal to the difference, if any, between the amount you received at such time and your adjusted basis in your PEGS. Any such gain would be ordinary income and any such loss would be ordinary to the extent of interest you included in income in the current or previous taxable years in respect of your PEGS, and thereafter, would be a capital loss. Furthermore, if you purchased your PEGS in the market at a price that is at a discount from, or in excess of, the adjusted issue price of your PEGS, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

described in the accompanying prospectus, but rather, would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments.

Second, it is possible that the IRS would treat your PEGS in the manner described above under "Required Tax Treatment" but would require you to treat any gain or loss you recognize upon the maturity of your PEGS as ordinary gain or loss. Third, it is possible that the IRS would treat you as having disposed of the portion of the Index Stocks that are removed from, or reduced as a component of, the Index upon each rebalance date. If you were so treated, you would recognize capital gain or loss upon each rebalance date with respect to your portion of the appreciation or depreciation of the price of each Index Stock treated as having been disposed, and such gain or loss would be short-term if the Index Stock was included in the Index for one year or less or if you held your PEGS for one year or less. Fourth, it is possible that the Treasury Department will issue regulations under Section 1260 of the Code that would require you to treat the gain that you recognize upon the sale or maturity of your PEGS as ordinary income to the extent of the portion of such gain that exceeds the long-term capital gain that you would have recognized had you acquired each Index Stock on the date it was included in, or increased as a component of, the Index and disposed of all or a portion of each Index Stock on the earlier of (x) the date that all or a portion of the Index Stock was removed from, or reduced as a component of, the Index and (y) the date of the sale or maturity of your PEGS. If your PEGS are so treated, you would also be subject to an interest charge with respect to the gain that was recharacterized as ordinary.

Finally, because of the absence of authority regarding the proper tax treatment of your PEGS, it is possible that the IRS would treat your PEGS in a manner that is different from any of the possible tax treatments of PEGS described above. Accordingly, you are urged to consult your tax advisor regarding the possible alternative tax treatments of your PEGS and the consequences to you of such alternative treatments.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your PEGS but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your PEGS unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of PEGS by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of PEGS who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of PEGS who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a PEGS.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of PEGS. However, PEGS sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor, or a foreign resident investor holding PEGS through a permanent establishment within Switzerland, you must include interest paid in respect of your PEGS, if any, in your taxable income. If you are a Swiss resident investor and hold PEGS in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of your PEGS as a tax-free capital gain or a non-deductible loss, respectively, unless you are qualified as a professional dealer for income tax purposes. If you are a Swiss resident investor holding PEGS in your business property or a foreign resident investor holding PEGS through a permanent establishment within Switzerland, you will have to include gains or losses realized in respect of your PEGS in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of PEGS by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of PEGS by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any PEGS on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing PEGS, the Plan will be deemed to have represented that an exemption to the prohibited transaction rules applies. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of PEGS specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered PEGS at the original issue price applicable to the offered PEGS to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell PEGS to securities dealers at a discount of up to 2% from the original issue price applicable to offered PEGS. In the future, we or one or more of our affiliates may repurchase and resell the offered PEGS in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

An affiliate of UBS will pay the underwriters .5% of the underwriting discount. A portion of the 1.5% annual fee may be used to reimburse the affiliate of UBS.

In addition to the underwriting discount payable at the time of the original sale of PEGS, the underwriters will pay an additional amount on each anniversary date of the trade date in 2004 through 2007 to financial advisors whose clients purchased PEGS in the initial distribution and who continue to hold PEGS at UBS PaineWebber Inc., its affiliates or correspondents. This additional amount will be included as a component of the annual fee.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any PEGS. In addition, UBS, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any PEGS after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-4
The UBS PEG 20 Index..................   S-9
Valuation of PEGS.....................  S-16
Specific Terms of PEGS................  S-17
Use of Proceeds and Hedging...........  S-23
Capitalization of UBS.................  S-24
Supplemental Tax Considerations.......  S-25
ERISA Considerations..................  S-28
Supplemental Plan of Distribution.....  S-29
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

         PEGS(SM)

         EQUITY LINKED NOTES

         UBS AG $4,976,000
         LINKED TO THE UBS PEG 20 INDEX
         DUE JUNE 20, 2007

         PROSPECTUS SUPPLEMENT

         JUNE 10, 2002
         (TO PROSPECTUS DATED MAY 17, 2001)

         UBS WARBURG
         UBS PAINEWEBBER INC.